TriNet Announces First Quarter 2024 Results

1% Growth in Total Revenues to $1.3 Billion
4% Growth in Professional Service Revenues to $214 million
Net Income per Diluted Share of $1.78 and Adjusted Net Income per Diluted Share $2.16

DUBLIN, Calif. — April 26, 2024 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses, today announced financial results for the first quarter ended March 31, 2024. The first quarter highlights below include non-GAAP financial measures which are reconciled later in this release.
First quarter highlights include:
•Total revenues increased 1% to $1.3 billion as compared to the same period last year.
•Professional service revenues increased 4% to $214 million as compared to the same period last year.
•Net income was $91 million, or $1.78 per diluted share, compared to net income of $131 million, or $2.17 per diluted share, in the same period last year.
•Adjusted Net Income was $111 million, or $2.16 per diluted share, compared to Adjusted Net Income of $150 million, or $2.49 per diluted share, in the same period last year.
•Adjusted EBITDA was $180 million, compared to Adjusted EBITDA of $223 million, in the same period last year.
•Average WSEs increased 6% as compared to the same period last year, to approximately 348,000 and includes 17,600 PEO Platform Users.
•Average HRIS Users for the period was approximately 195,000.
•At March 31, 2024, TriNet had cash and cash equivalents of $298 million and total debt of $1.1 billion.
“I’m excited to have begun my tenure as CEO of TriNet,” said Mike Simonds, TriNet’s President and CEO. “We are building strong momentum in the market with our unique set of services and proprietary technology. While the broader economic environment remains challenged, we are keeping our focus on our customers and the substantial growth opportunity ahead of us.”
Mr. Simonds continued, “Given the environment, I am pleased with TriNet’s execution and our first quarter financial results. In the areas within our control, particularly new sales, retention, and expense management, we executed well. We continue to generate strong cash flows while positioning our business to take disproportionate share of growth as macroeconomic conditions improve.”
Second Quarter and Full-Year 2024 Guidance
In addition to announcing our first quarter 2024 results, we provide our second quarter and full-year 2024 guidance. Non-GAAP financial measures are reconciled later in this release. Percentages reflect the increase or (decrease) from the prior year quarter and prior year end.

	Q2 2024		Full Year 2024
	Low	High	Low	High
Total Revenues	(1)%	1%	(1)%	4%
Professional Service Revenues	(2)%	4%	1%	5%
Insurance Cost Ratio	90.0%	87.0%	89.5%	87.5%
Diluted net income per share of common stock	$0.68	$1.17	$3.94	$5.46
Adjusted Net Income per share - diluted	$1.00	$1.50	$5.25	$6.80
Quarterly Report on Form 10-Q
We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the three months ended March 31, 2024 with the U.S. Securities and Exchange Commission (SEC) and making it available at http://www.trinet.com today,

April 26, 2024. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-Q.
Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 5:30 a.m. PT (8:30 a.m. ET) today to discuss its first quarter results for 2024 and provide second quarter and full-year financial guidance for 2024. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: https://dpregister.com/sreg/10187933/fc1cc28dfc. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.” The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. Participants can pre-register for the webcast by going to: https://events.q4inc.com/attendee/233316970. A replay of the webcast will be available on this website for approximately one year. A telephonic replay will be available for two weeks following the conference call at +1 (412) 317-0088 conference ID: 1522960.
About TriNet
TriNet provides small and medium-size businesses (SMBs) with full-service industry-specific HR solutions, providing both professional employer organization (PEO) and human resources information system (HRIS) services. TriNet offers access to human capital expertise, benefits, risk mitigation, compliance, payroll, and R&D tax credit services, all enabled by industry-leading technology. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, benefits, employee engagement, payroll and time & attendance. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most - growing their business and enabling their people For more information, please visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section titled “Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: TriNet's financial guidance for the second quarter and full-year 2024 and the underlying assumptions, the value to customers and shareholders of TriNet's product offerings, , TriNet's financial performance and long-term growth, and the extent, length and growth impact of current economic uncertainty. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” "guidance," “impact,” “intend,” “may,” “plan,” "predict," “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations. Examples of forward-looking statements include, among others, TriNet’s expectations regarding the impact of its product offerings, continued sales growth and client retention, and long-term growth in light of current economic uncertainty. These statements are not guarantees of future performance but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs by WSEs; our ability to mitigate the unique business risks we face as a co-employer; the effects of volatility in the financial and economic environment on the businesses that make up our client base; loss of clients for reasons beyond our control and the short-term contracts we typically use with our clients; the impact of regional or industry-specific economic and health factors on our operations; the impact of failures or limitations in the business systems and centers we rely upon; the impact of discontinuing our discretionary credits on our business and client loyalty and retention; changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our services and technology to satisfy client and regulatory expectations; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational effectiveness and resiliency; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks, breaches, disclosures and other data-related incidents; our ability to protect against and remediate cyber-attacks, breaches, disclosures and other data-related incidents, whether intentional or inadvertent and whether attributable to us or our service providers; our ability to comply with evolving data privacy and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; our ability to be recognized as an employer of worksite employees and for our benefits plans to satisfy all requirements under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; the impact of new and changing laws regarding remote work; our ability to comply with the licensing requirements that govern our solutions; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operations and stock price due to factors outside of our control; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the impact of concentrated ownership in our stock by Atairos and other large stockholders. Any of these factors could cause our actual results to differ materially from our anticipated results.

Further information on risks that could affect TriNet’s results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Renee Brotherton
TriNet	TriNet
Alex.Bauer@TriNet.com	Renee.Brotherton@TriNet.com
(510) 875-7201	(925) 965-8441

FINANCIAL HIGHLIGHTS
Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended March 31,
(in millions, except per share and Operating Metrics data)	2024	2023	% Change
Income Statement Data:
Total revenues	$1,264	$1,246	1%
Operating income	122	169	(28)
Net income	91	131	(31)
Diluted net income per share of common stock	1.78	2.17	(18)
Non-GAAP measures (1):
Adjusted EBITDA	180	223	(19)
Adjusted Net income	111	150	(26)
Operating Metrics:
Insurance Cost Ratio	86%	82%	4
Average WSEs (2)	348,164	327,107	6%
Total WSEs at period end (2)	351,919	328,299	7
Average HRIS Users (3)	195,157	231,347	(16)
(1)    Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures".
(2)    Total WSEs and Average WSEs include approximately 19,600 and 17,600, respectively, for incremental WSEs that were charged a platform user access fee for the first quarter ended March 31, 2024,. Additionally, Total WSEs and Average WSEs include approximately 5,300 and 5,400, respectively, incremental additional service recipients. These were identified as a result of our ongoing effort to ensure that our billing practices best match the expectations of our customers. Please refer to Management Discussion & Analysis in our 2024 10-Q.

(in millions)	March 31, 2024	December 31, 2023	% Change
Balance Sheet Data:
Working capital	171	115	49%
Total assets	3,968	3,693	7
Debt	1,093	1,093	—
Total stockholders’ equity	143	78	83

	Three Months Ended March 31,
(in millions)	2024	2023	% Change
Cash Flow Data:
Net cash used in operating activities	$(122)	$(77)	58%
Net cash used in investing activities	(47)	(23)	104
Net cash provided by (used in) financing activities	(30)	200	(115)
Non-GAAP measure (1):
Corporate Operating Cash Flows	$201	$169	19
(1) Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures".

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended March 31,
(in millions except per share data)	2024	2023
Professional service revenues	$214	$205
Insurance service revenues	1,050	1,041
Total revenues	1,264	1,246
Insurance costs	907	852
Cost of providing services	79	78
Sales and marketing	72	69
General and administrative	48	43
Systems development and programming	18	17
Depreciation and amortization of intangible assets	18	18
Total costs and operating expenses	1,142	1,077
Operating income	122	169
Other income (expense):
Interest expense, bank fees and other	(16)	(7)
Interest income	18	18
Income before provision for income taxes	124	180
Income taxes	33	49
Net income	$91	$131
Other comprehensive income (loss), net of income taxes	(3)	3
Comprehensive income	$88	$134
Net income per share:
Basic	$1.80	$2.18
Diluted	$1.78	$2.17
Weighted average shares:
Basic	51	60
Diluted	51	60

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
(in millions, except share and per share data)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$298	$287
Investments	85	65
Restricted cash, cash equivalents and investments	1,059	1,269
Accounts receivable, net	11	18
Unbilled revenue, net	467	447
Prepaid expenses, net	79	67
Other payroll assets	791	381
Other current assets	50	44
Total current assets	2,840	2,578
Restricted cash, cash equivalents and investments, noncurrent	152	158
Investments, noncurrent	161	143
Property and equipment, net	15	17
Operating lease right-of-use asset	22	24
Goodwill	462	462
Software and other intangible assets, net	174	172
Other assets	142	139
Total assets	$3,968	$3,693
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$122	$87
Revolving credit agreement borrowings	109	109
Client deposits and other client liabilities	51	65
Accrued wages	537	515
Accrued health insurance costs, net	167	175
Accrued workers' compensation costs, net	51	50
Payroll tax liabilities and other payroll withholdings	1,611	1,438
Operating lease liabilities	14	14
Insurance premiums and other payables	7	10
Total current liabilities	2,669	2,463
Long-term debt, noncurrent	984	984
Accrued workers' compensation costs, noncurrent, net	120	120
Deferred taxes	13	13
Operating lease liabilities, noncurrent	27	30
Other non current liabilities	12	5
Total liabilities	3,825	3,615
Stockholders' equity:
Preferred stock	—	—
Common stock and additional paid-in capital	996	976
Accumulated deficit	(848)	(896)
Accumulated other comprehensive loss	(5)	(2)
Total stockholders' equity	143	78
Total liabilities & stockholders' equity	$3,968	$3,693

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(in millions)	2024	2023
Operating activities
Net income	$91	$131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	18	18
Amortization of deferred costs	11	12
Amortization of ROU asset, lease modification, impairment, and abandonment	2	2
Stock based compensation	20	11
Provision for doubtful accounts	1	1
Changes in operating assets and liabilities:
Accounts receivable, net	6	3
Unbilled revenue, net	(20)	5
Prepaid expenses, net	(12)	(14)
Other assets	(21)	(10)
Other payroll assets	(410)	(180)
Accounts payable and other liabilities	20	30
Client deposits and other client liabilities	(14)	25
Accrued wages	23	(21)
Accrued health insurance costs, net	(7)	(5)
Accrued workers' compensation costs, net	1	(1)
Payroll taxes payable and other payroll withholdings	173	(80)
Operating lease liabilities	(4)	(4)
Net cash used in operating activities	(122)	(77)
Investing activities
Purchases of marketable securities	(95)	(82)
Proceeds from sale and maturity of marketable securities	66	76
Acquisitions of property and equipment and projects in process	(18)	(17)
Net cash used in investing activities	(47)	(23)
Financing activities
Repurchase of common stock	(23)	(91)
Awards effectively repurchased for required employee withholding taxes	(7)	(4)
Proceeds from revolving credit agreement borrowings	—	495
Repayment of revolving credit agreement borrowings	—	(200)
Net cash provided by (used in) financing activities	(30)	200
Net change in cash and cash equivalents, unrestricted and restricted	(199)	100
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,466	1,537
End of period	$1,267	$1,637

Supplemental disclosures of cash flow information
Interest paid	$26	$11
Income taxes paid, net	$7	$4
Supplemental schedule of noncash investing and financing activities
Cash dividend declared, but not yet paid	$13	$—
Payable for purchase of property and equipment	$3	$5

FINANCIAL STATEMENTS

Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Adjusted EBITDA	• Net income, excluding the effects of:
- income tax provision,
- interest expense, bank fees and other,
- depreciation,
- amortization of intangible assets,
- stock based compensation expense,
- amortization of cloud computing arrangements, and
- transaction and integration costs.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-recurring costs, which include transaction and integration costs, as well as certain non-cash charges such as depreciation and amortization, and stock-based compensation and certain impairment charges recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to total revenues.
Adjusted Net Income	• Net income, excluding the effects of:
- effective income tax rate (1),
- stock based compensation,
- amortization of intangible assets, net,
- non-cash interest expense (2),
- transaction and integration costs, and
	- the income tax effect (at our effective tax rate (1) of these pre-tax adjustments.	• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.
Corporate Operating Cash Flows	• Net cash provided by (used in) operating activities, excluding the effects of:
- Assets associated with WSEs (accounts receivable, unbilled revenue, prepaid expenses, other payroll assets and other current assets) and
- Liabilities associated with WSEs (client deposits and other client liabilities, accrued wages, payroll tax liabilities and other payroll withholdings, accrued health insurance costs, accrued workers' compensation costs, insurance premiums and other payables, and other current liabilities).	• Provides information that our stockholders and management can use to evaluate our cash flows from operations independent of the current assets and liabilities associated with our WSEs.
• Enhances comparisons to prior periods and, accordingly, used as a liquidity measure to manage liquidity between corporate and WSE related activities, and to help determine and plan our cash flow and capital strategies.
(1)     Non-GAAP effective tax rate is 25.6% for the first quarters of 2024 and 2023, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.
(2)    Non-cash interest expense represents amortization and write-off of our debt issuance costs and loss on a terminated derivative.

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures
The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended March 31,
(in millions)	2024	2023
Net income	$91	$131
Provision for income taxes	33	49
Stock based compensation	20	11
Interest expense, bank fees and other	16	7
Depreciation and amortization of intangible assets	18	18
Amortization of cloud computing arrangements	2	2
Transaction and integration costs	—	5
Adjusted EBITDA	$180	$223
Adjusted EBITDA Margin	14.2%	17.9%
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended March 31,
(in millions, except per share data)	2024	2023
Net income	$91	$131
Effective income tax rate adjustment	1	3
Stock based compensation	20	11
Amortization of intangible assets	5	6
Transaction and integration costs	—	5
Income tax impact of pre-tax adjustments	(6)	(6)
Adjusted Net Income	$111	$150
GAAP weighted average shares of common stock - diluted	51	60
Adjusted Net Income per share - diluted	$2.16	$2.49
The table below presents a reconciliation of net cash provided by operating activities to Corporate Operating Cash flows:

	Three Months Ended March 31,
(in millions)	2024	2023
Net cash used in operating activities	$(122)	$(77)
Less: Change in WSE related other current assets	(420)	(178)
Less: Change in WSE related liabilities	97	(68)
Net cash used in operating activities - WSE	$(323)	$(246)
Net cash provided by operating activities - Corporate	$201	$169

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures for the second quarter and full-year 2024 guidance.
Low and high percentages represent increases (decreases) from the same periods in the previous year.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Q2 2023	Q2 2024 Guidance		FY 2023	Year 2024 Guidance
(in millions, except per share data)	Actual	Low	High	Actual	Low	High
Net income	$83	(58)%	(28)%	$375	(46)%	(26)%
Effective income tax rate adjustment	—	158	(70)	(2)	46	2
Stock based compensation	17	8	8	59	26	26
Amortization of intangible assets	5	(9)	(9)	20	(5)	(5)
Non-cash interest expense	1	(100)	(100)	2	(73)	(73)
Transaction and integration costs	7	(100)	(100)	17	(100)	(100)
Income tax impact of pre-tax adjustments	(8)	(22)	(22)	(25)	(4)	(4)
Adjusted Net Income	$105	(52)%	(27)%	$446	(40)%	(22)%
GAAP weighted average shares of common stock - diluted	60			57
Adjusted Net Income per share - diluted	$1.74	$1.00	$1.50	$7.81	$5.25	$6.80